Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134957

PROSPECTUS SUPPLEMENT No. 2
DATED DECEMBER 7, 2007
TO PROSPECTUS DATED
May 16, 2007 OF

NUTRACEA

15,694,894 SHARES
COMMON STOCK
_________

The final prospectus of NutraCea dated May 16, 2007, as amended by prospectus supplement dated May 16, 2007 and prospectus supplement dated November 15, 2007, is supplemented to include the following updated information:

Selling Security Holders Table

The “Selling Security Holders” table contained in the final prospectus dated May 16, 2007 is updated to reflect a transfer to Joseph Halpern of warrants to purchase a total of 40,000 shares of NutraCea common stock, a transfer to Yael Simpson of warrants to purchase a total of 40,000 shares of NutraCea common stock, and a transfer to Baruch Halpern Rev Trust, dtd 6/13/06 of warrants to purchase a total of 320,000 shares of NutraCea common stock.  These shares were previously held beneficially by Halpern Capital, Inc.  Percentage of beneficial ownership is based on approximately 142,776,599 shares of common stock outstanding as of November 2, 2007.

	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering
Name of Selling Shareholder			Number	Percentage

Halpern Capital, Inc.	—	—	—	*
Joseph Halpern (22)	127,920	40,000	87,920	*
Yael Simpson (40)	127,920	40,000	87,920	*
Baruch Halpern Rev Trust, dtd 6/13/06 (41)	1,023,360	320,000	703,360	*
______________
*	Represents holdings of less than one percent

(22)
Reported ownership includes shares registered under: (i) Registration Number 333-129839, in which 87,920 shares of common stock underlying warrants are immediately exercisable; and (ii) Registration Number 333-134957, in which 40,000 shares of common stock underlying warrants are exercisable.

(40)
Reported ownership includes shares registered under: (i) Registration Number 333-129839, in which 87,920 shares of common stock underlying warrants are immediately exercisable; and (ii) Registration Number 333-134957, in which 40,000 shares of common stock underlying warrants are immediately exercisable.

(41)
Reported ownership includes shares registered under: (i) Registration Number 333-129839, in which 703,360 shares of common stock underlying warrants are immediately exercisable; and (ii) Registration Number 333-134957, in which 320,000 shares of common stock underlying warrants are immediately exercisable.  Baruch Halpern is the natural person with voting and investment power with respect to such securities.